Exhibit 10.20

AMENDED AND RESTATED LEASE AGREEMENT

This Amended and Restated Lease Agreement (this “Agreement”) is made and entered into as of 1 May 2016 (the “Effective Date”) by and between LIGIA GABRIELA SURGEON DE LAMASTUS (legal name), female, Panamanian, of legal age, widowed, with identity card No. X-XXX-XXXX (“LANDLORD”), on the one hand, and on the other hand, DAVID FRANK, male, American (USA), of legal age, with passport No. XXXXXXXXX, acting in name and on behalf of AQUA BOUNTY PANAMA, S. de R.L., a company duly organized and existing under the laws of the Republic of Panama, registered under Microjacket 1017, Document 1363400 of the Mercantile Section of the Public Registry of the Republic of Panama (“ABP”), duly authorized to that end, as registered before the Public Registry (each individually a “Party” and both collectively the “Parties”).

RECITALS

WHEREAS, LUIS LAMASTUS and ABP subscribed to a Usufruct Agreement dated as of 19 January 2009 for use of that parcel of 2.03 hectares described and depicted in EXHIBIT A attached hereto (the “Parcel”), which is part of a property of approximately 21 hectares, located in Los Naranjos, District of Boquete, Province of Chiriqui, Republic of Panama (the “Property”).

WHEREAS, ABP has developed on the Parcel an aquaculture project identified as the “Aqua Bounty Panama Project,” which consists of the production of its genetically modified salmon (the “ABP Project”) and requires (i) the importation of AquAdvantage® Salmon (“AAS”) eggs from the facilities of AquaBounty Technologies, Inc. (“ABT”) and (ii) grow-out of the AAS.

WHEREAS, the LANDLORD requested the National Land Authority of Panama (“ANATI”) to title the Property in her name to obtain an official property title (the “Titling Proceeding”).

WHEREAS, the ABP Project is still in force and requires that the Lease Agreement be amended for ABP to continue the ABP Project.

WHEREAS, the Property is under the total control and use of the LANDLORD.

WHEREAS, the LANDLORD and ABP subscribed to a Lease Agreement (“Previous Agreement”) as of 24 August 2015.

WHEREAS, according to the Previous Agreement, it could be only modified by written agreement of the Parties and no change in, addition to, or waiver of any of the terms and conditions of the Agreement were to be binding upon any Party unless approved by it in writing.

WHEREAS, the LANDLORD and ABP wish to amend and restate the Previous Agreement.

WHEREAS, the LANDLORD has demonstrated that the Parcel is free and clear from any encumbrances, liens, or restrictions and that all fees and taxes due to any public or private institution in regard to the Property have been paid.

WHEREAS, the LANDLORD has demonstrated that there are no claims or disputes over the possessory rights and/or title rights of the LANDLORD or of any other nature on the Parcel or on the Property.

WHEREAS, ABP has made and may make capital investments in and improvements to the Parcel (“FACILITIES AND EQUIPMENT”), including, but not limited to, the following:

1.	The buildings contained on the Parcel, including, but not limited to, a quarantine building, an egg incubation system, a feed warehouse, and an office.

2.	The improvements to the Parcel, including, but not limited to, a small Low Head Oxygenator (“LHO”), a large LHO, a concrete water intake for water of the river for which ABP has obtained a provisional water concession and distribution structure, a containment sump, and sedimentation pond outlet structures.

3.	Fry tanks and external grow-out tanks.

4.	Containment components, including, but not limited to, the filters and screens, filter boxes, containment sump screens, sedimentation ponds (including their outlet screens), and perimeter fencing.

5.	Water distribution components, including, but not limited to, river intake, pipes, a drainage canal, and sedimentation ponds.

6.	An electrical generation system, including, but not limited to, solar panels, a hydroelectric turbine, and associated electrical transmission and storage components.

NOW, THEREFORE, in consideration of the premises described above, and of the mutual benefits and obligations set forth in this Agreement, the Parties agree to amend and restate the Previous Agreement to read as set forth in this Agreement.

The Recitals set forth above are material to this Agreement and are hereby expressly incorporated herein.

ARTICLE 1. LEASE

The LANDLORD hereby leases to ABP the following:

1.	The Parcel described in EXHIBIT A and all its inherent benefits.

ARTICLE 2. PARCEL AND WATER USE

2.1 ABP shall only use the Parcel for activities related to the ABP Project.

2.2 ABP shall use the Parcel with the diligence of a good pater familias and shall not knowingly allow the Parcel to be used for any unlawful purpose.

2.3 ABP may make any additional improvements that it deems convenient and/or necessary to further develop the ABP Project without the approval of the LANDLORD.

2.4 Unless there is a cause that originates from Acts of God, the ABP Project will have access to the River Flow at the same volumes that are currently in use in the ABP Project and in no event shall these volumes be lower than 2170 gallons per minute of river water for the growout and fry. tanks.

2.5 The water distribution system of the ABP Project will be managed by ABP. The LANDLORD will not diminish, increase, or in any way endanger the water levels in the ABP Project’s drainage canal and sedimentation ponds without the written consent of ABP. The LANDLORD in no way will contaminate the waters of the ABP Project. Furthermore, the LANDLORD shall take all measures reasonably necessary to guarantee that no third parties take any action that in any manner may jeopardize or endanger the quality of the water that is originated from the Water Flow and/or the water levels in the ABP Project.

2.6 If the LANDLORD develops production facilities that require water use in her portion of the Property, ABP shall share with the LANDLORD, without any cost to the LANDLORD, a portion of the water flow contained in the water distribution system, but only if the water requirements for the ABP Project are met first.

ARTICLE 3. TERM

3.1 This Agreement shall have an initial term of two (2) years from the Effective Date and may be renewed for additional two-year terms at the exclusive option of ABP through notice to the LANDLORD (such initial term and any renewal periods, collectively, the “Term”). If any third party files for title of the Parcel and/or the Property as part of the Titling Proceeding, the LANDLORD shall take all steps that are required for ABP to continue to use the Parcel and the River Flow, as provided in this Agreement and to continue the ABP Project, in each case until ABP allows this Agreement to expire without renewal.

ARTICLE 4. LANDLORD OBLIGATIONS AND PROHIBITIONS

4.1 The LANDLORD shall guarantee ABP the peaceful and uninterrupted use of the Parcel.

4.2 The LANDLORD shall make any repair that is needed to preserve the Parcel for the use of ABP for the purposes herein established.

4.3 The LANDLORD shall not impose any liens or restrictions on the use of the Property during the Term and shall take all steps necessary to have any such lien or restriction imposed by any third party removed. Shall the LANDLORD sell or transfer her possessory rights over the Property, the contract covering the sale or transfer of the possessory rights over the Property to the new owner shall include the duty of the new owner to respect this Agreement. In any case, ABP has the right to exercise any actions that it deems convenient or necessary to guarantee that the Parcel and the FACILITIES AND EQUIPMENT are free and clear from any liens or restriction of use.

4.4 The LANDLORD agrees not to modify or interfere with any of the existing AAS production facilities, containment, and/or water distribution systems of the ABP Project without prior written authorization of ABP and/or ABT. The LANDLORD will not jeopardize, negatively impact, or increase effluent flow into the ABP Project drainage canal and sedimentation ponds without the written authorization of ABP. The LANDLORD has knowledge that any unauthorized change to the facilities of the ABP Project that were previously inspected by the FDA could jeopardize ABT’s Food and Drug Administration (FDA) application.

ARTICLE 5. LANDLORD RIGHTS

5.1 The LANDLORD is permitted to build on the Property outside the borders of the Parcel, in accordance with the Property borders established in EXHIBIT A, as long as the construction and new infrastructure do not impede the operation of the ABP Project or damage or interfere with (i) the ABP Project infrastructure; (ii) the FACILITIES AND EQUIPMENT; (iii) containment elements; (iv) the River Flow used in the ABP Project; and/or (v) the discharge of effluent. The LANDLORD must advise ABP in writing before making any additions or changes to the infrastructure of the ABP Project for ABP and shall await for ABP to authorize them.

5.2 The LANDLORD has the right to receive technical assistance from ABP when needed.

ARTICLE 6. ABP OBLIGATIONS

6.1 ABP shall provide the LANDLORD with the monthly payment described in Article 8.1 of this Agreement.

ARTICLE 7. ABP RIGHTS

7.1 ABP has the right to:

1.	Enter the ABP Project at any time without prior notice to the LANDLORD.

2.	Impose its technical and management parameters on the management of the ABP Project to guarantee the survival, performance, and production of the AAS.

ARTICLE 8. PAYMENT

8.1 ABP agrees to pay the LANDLORD a fee of US$15,000 per month (a total of US$180,000.00 per year) during the Term (the “FEE”), which covers all of the costs for the lease of the Parcel.

8.2 The FEE shall be transferred to the following bank account designated by the LANDLORD within the first ten (10) days of every month:

LIGIA GABRIELA SURGEON DE LAMASTUS

ACCOUNT # XX-XXX-XXXXX-X

ABA XXXXXXXXX

Citibank, New York 10043

111 Wall Street, USA

GLOBAL BANK CORP

SWIFT GLBLPAPA

5056 Victoriano Lorenzo

PANAMA ,REPUBLIC OF PANAMA

ARTICLE 9. LEGAL EXPENSES

9.1 If Panamanian legal counsel is required to defend the ABP Project against any litigation or claim, ABP will assume the legal expenses if that litigation or claim arises out of (i) reasons not attributable to the LANDORD and/or (ii) reasons attributable to the ABP Project or the AAS eggs. However, if the litigation or claim is a result of (i) a direct or indirect action of the LANDLORD, (ii) dispute on possessory rights on the Property, and/or (iii) inheritance rights involving the Property, then the LANDLORD will bear said legal expenses.

ARTICLE 10. PRODUCT

10.1 Product Ownership: ABP is the owner of all AAS and AAS eggs located on the Parcel.

10.2 Product Sales: If the AAS and/or AAS eggs is approved for sale by U.S. and Panamanian authorities, ABP and/or ABT will determine to whom and in what form the harvested AAS will be commercialized.

10.3 Product Processing: ABT and/or ABP will decide where to process the harvested AAS. If ABT and/or ABP use the LANDLORD to process the AAS, ABT and/or ABP will pay the LANDLORD a competitively priced processing and packing fee that shall be agreed by both Parties.

10.4 Sales Proceeds: If the AAS and/or AAS eggs is approved for sale by U.S. and Panamanian authorities, all sales proceeds from approved harvested AAS will belong to ABP and/or ABT.

ARTICLE 11. PROPERTY TITLE

11.1 The LANDLORD shall continue to pursue and obtain clear legal title to the Property from the appropriate authorities (ANATI) in Panama or any other authority where the ownership title is to be obtained and further registered.

ARTICLE 12. PROMISE TO LEASE

12.1 Once the Titling Proceeding is finished and title to the Property is registered under the name of the LANDLORD, the LANDLORD shall, if requested by ABP, and at the option of ABP, either sign a new lease agreement with ABP on the same terms as this Agreement or renew through notice as provided in Article 3.

ARTICLE 13. PURCHASE RIGHTS

13.1 If the LANDLORD receives an offer from a third party to purchase the Property, either in its entirety, or any portion of the Property (a “Purchase Offer”), the LANDLORD will give ABP the right of first refusal to match the purchase offer under the same terms and conditions as offered by the third party.

13.2 The LANDLORD is required to inform ABP in writing of any Purchase Offer within three (3) calendar days of receiving it. ABP will be considered to have been informed when the LANDLORD receives electronic confirmation that its notice to ABP of the Purchase Offer has been delivered. Notwithstanding the above, the LANDLORD will make the necessary efforts to confirm with ABP that the Purchase Offer was received by ABP.

13.3 ABP has fourteen (14) calendar days to respond to the LANDLORD with ABP’s counter-offer for the Purchase Offer.

ARTICLE 14. CURE PERIOD

If any of the Parties breaches the terms of this Agreement (“Breach”), the offended Party will deliver a written notice to the breaching Party (“Notice”) within thirty (30) calendar days of the Breach. The breaching Party will in turn have sixty (60) calendar days to remedy its Breach (the “Cure Period”). If the breaching Party does not satisfactorily remedy its Breach within the Cure Period, the offended Party shall have the right to terminate this Agreement by written notice to the breaching Party. Notwithstanding the above, if, in the sole and absolute opinion of ABP, the Breach endangers the ABP Project, upon Notice the LANDLORD will be obliged to immediately remedy the Breach, and, if it is not remedied, ABP will be entitled to terminate this Agreement without Notice or judicial authorization.

ARTICLE 15. TERMINATION

15.1 The occurrence of any of the following events shall be deemed to be and shall be treated as a default under this Agreement, and the Parties shall be entitled to terminate this Agreement without the need of Notice or judicial authorization:

1.	The breach or failure by either Party in the due observance or performance of the obligations of this Agreement;

2.	The extinction of the possessory rights of the LANDLORD over the Property, unless such possessory rights evolve into property rights and title under the name of the LANDLORD;

3.	The death of the LANDLORD;

4.	The diminishment or contamination of the River Flow in such a manner as to impede ABP’s activities and/or the continued operation and further development of the ABP Project;

5.	The expiration of the Term;

6.	If either of the Parties files a petition of bankruptcy liquidation or dissolution, or has such a petition filed against it by any third party; and

7.	If any of the RECITALS described above are not verified or prove to be invalid.

15.2 The occurrence of the following shall be deemed to be and shall be treated as a default under this Agreement, and the Parties shall be entitled to terminate this Agreement without judicial authorization, on prior notice of sixty (60) days:

1.	The abandonment by ABT.

ARTICLE 16. CONFLICT RESOLUTION

If a dispute arises in connection with this Agreement, the Parties agree that their representatives will meet to attempt to resolve such controversy through a conciliation managed by the Conciliation and Arbitration Center of the Chamber of Commerce of the Republic of Panama.

If the dispute is not resolved by conciliation, such dispute shall be submitted to arbitration in law, at a proceeding administered by the Conciliation and Arbitration Center of the Chamber of Commerce of the Republic of Panama, to which rules the Parties unconditionally voluntarily submit and claim knowledge thereof. The dispute shall be resolved in accordance with Panamanian substantive rules and the procedural rules of the Conciliation and Arbitration Center of the Chamber of Commerce of the Republic of Panama or, in its defect, applicable procedural rules under Panamanian law. The arbitration shall take place in Panama City, Republic of Panama, and proceedings shall be in Spanish. The decision rendered pursuant to such arbitration shall be in writing and shall be final, binding, and conclusive between the

Parties. The Parties shall have no further recourse in regard to the decision, except as otherwise provided for annulment of such decisions under the laws of Panama. Once the decision is rendered and is final, it will produce the effects of res judicata, and the Parties shall comply with the decision without delay.

All costs and expenses related to the arbitration proceeding shall be borne by the Parties equally. Each Party will cover the costs of its own legal counsel and expert witnesses, except to the extent that they expressly agree otherwise or the arbitrators so decide in the final decision.

ARTICLE 17. TAXES

The LANDLORD shall timely pay any and all applicable fees or taxes relating to the Property that are due to any public or private institution during the Term.

ARTICLE 18. GOVERNING LAW

This Agreement shall be interpreted and enforced in accordance with the laws of the Republic of Panama.

ARTICLE 19. ENTIRE AGREEMENT

This Agreement as hereby amended constitutes the entire Agreement between the Parties related to the subject matter herein, and the terms included herein may not be contradicted by evidence of any prior Agreement or of any oral Agreement.

ARTICLE 20. NOTICES

Any notice or communications required or submitted under this Agreement shall be in writing and sent to the following addresses:

For ABP:
Name:	David A. Frank
Domicile:	Two Clock Tower Place, Suite 395, Maynard, MA 01754
Telephone:	(978) 648-6048
Email:	dfrank@aquabounty.com
For the LANDLORD:
Name:	Ligia Gabriela Surgeon de Lamastus
Domicile:	Lamasur, Los Naranjos, Avenida Central, Boquete, Provincia de Chiriquí, República de Panamá.
Telephone:	507 6615 3679
Email:	gabysurgeon@icloud.com

ARTICLE 21. MODIFICATIONS

This Agreement can be only modified by written agreement of the Parties. No change in, addition to, or waiver of any of the terms and conditions of this Agreement shall be binding upon any Party unless approved by it in writing.

ARTICLE 22. ASSIGNMENT

The Parties to this Agreement shall not assign any rights or obligations hereunder without the express written consent of the other Party.

ARTICLE 23. SEVERABILITY

If it is determined that any provision of this Agreement is invalid or not binding, in whole or in part, such invalidity shall be only in respect of that provision or portion thereof and the remainder of the same clause or all the remaining provisions of this Agreement shall remain valid, in full force and binding on the Parties.

ARTICLE 24. CONFIDENTIALITY

The Parties agree to maintain strict confidentiality of the terms of this Agreement. The Parties shall treat as confidential all information made available to them under this Agreement and shall not disclose such confidential information without the written consent of the owner of that information.

The foregoing restriction on use and disclosure shall not apply to confidential information that, at the time of disclosure or its becoming known to the recipient, the recipient can show:

1.	Is of public knowledge; or

2.	Came lawfully into the recipient’s possession otherwise than directly or indirectly from the owner without restriction on its subsequent disclosure or use by the recipient.

The foregoing restriction on use and disclosure shall be maintained by the recipient until the confidential information:

1.	Becomes public knowledge through no fault or action on the recipient’s part; or

2.	Comes into the recipient’s possession free from any restriction from a third party (other than the owner or its affiliate) who has the lawful right to make such disclosure.

Notwithstanding the foregoing restriction on use and disclosure, a Party may disclose confidential information to any competent governmental agencies having authority to require such disclosure but informing such governmental agencies of the confidential nature of such information.

ARTICLE 25. COUNTERPARTS

This Agreement may be executed in counterparts (and by different Parties in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Parties in their respective counterparts, and when taken together constitute a single document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

/s/ Gabriela Surgeon de Lamastus
LIGIA GABRIELA SURGEON DE LAMASTUS LANDLORD

/s/ David Frank
DAVID FRANK AQUA BOUNTY PANAMA S. DE R.L.

EXHIBIT A

DETALLE A
DETALLE B
DESGLOSE DE AREAS
DATOS DE CAMPO
ESTACION
DISTANCIA
RUMBO
RIO CALDERA
ESTANQUE
SAN RAMON O BAJO MONO
PROYECTO
884.72M
DETALLE DE AMARRE
REPUBLICA DE PANAMA
AQUA BOUNTY PANAMA